Exhibit 99.1

American Campus Communities, Inc. Reports Second Quarter 2013 Financial Results

Closes leasing gap, executes on dispositions, reduces guidance

AUSTIN, Texas--(BUSINESS WIRE)--July 23, 2013--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2013.

Highlights

  Increased quarterly FFOM per share by 8.2 percent to $0.53 per fully diluted share or $56.3 million, compared to $0.49 per fully diluted share or $37.2 million for the second quarter prior year. To stimulate leasing velocity for the 2013-2014 academic year, the company incurred $3.1 million in higher than budgeted marketing and leasing expenses during the quarter, which represented $0.03 per fully diluted share.
  Same store wholly-owned net operating income ("NOI") decreased by 1.3 percent compared to the second quarter 2012. While revenues increased 1.8 percent, expenses increased 5.6 percent primarily due to $1.4 million in additional same store marketing and leasing costs as referred to above. Excluding this additional targeted spending, same store wholly-owned NOI would have increased 1.4 percent versus the second quarter 2012.
  Preleased the same store wholly-owned portfolio for the upcoming academic year to 90.8 percent as of July 19, 2013, with an average rental rate increase of 1.1 percent. This compares to 91.8 percent preleased for the same date prior year. The current 100 basis point deficit in preleasing velocity has narrowed 370 basis points from the 470 basis point deficit reported in the company’s first quarter earnings release.
  Achieved occupancy for the same store wholly-owned portfolio of 91.6 percent as of June 30, 2013 compared to 92.2 percent for the same date prior year.
  Commenced construction on the first phase of Stanworth Commons, a $78.3 million, two-phase, faculty and staff housing project for Princeton University structured via the American Campus Equity (ACE®) program.
  Commenced construction on the second phase of U Club on Frey, a $25.3 million owned off-campus community at Kennesaw State University.
  Subsequent to the end of the quarter, construction commenced on the $37.5 million owned on-campus ACE project at Texas A&M University.
  Construction commenced subsequent to quarter end on a 567-bed, on-campus participating property project with West Virginia University.
  Subsequent to quarter end, completed the disposition of three properties for a sale price of approximately $117.9 million.

“We are pleased that our summer marketing efforts and previously announced rental rate adjustments have continued to accelerate our leasing velocity. We are now projecting a fall 2013 same store occupancy range of 95.5 to 98.5 percent, as compared to a fall 2012 occupancy of 96.8 percent, along with rental rate growth of 1.1 percent,” said Bill Bayless, American Campus CEO. “While the midpoint of our original Fall 2013 occupancy and rental rate guidance assumptions has only been reduced by approximately 200 basis points, or $5.0 million in 2013, we are revising our guidance range after taking into account the following additional variables: An increase in full year budgeted operating expenses of nearly $9.0 million, primarily in two areas - increased marketing expenditures as we attempt to facilitate a strong finish to this leasing season, and stimulate a strong start to our 2014-15 leasing. Secondly, we are increasing our budgeted integration costs including repairs and maintenance associated with our new store acquisition assets, as we position them for long-term value creation. Our new guidance range also reflects a reduction of NOI of nearly $5.5 million due to the timely execution of dispositions. While we are in the midst of a vibrant acquisitions market, the timing of potential acquisitions is likely to occur later in the year, and when coupled with associated acquisition costs, we would not expect a meaningful contribution to earnings in 2013. While these items have a short-term impact on our 2013 results, they set the stage in 2014 and beyond for long-term internal value creation and position us to be an accretive recycler of our own capital as we continue to execute on our vibrant growth strategy in a sector ripe with opportunity via development, acquisitions and consolidation. Bottom-line, our growth thesis remains well intact.”

Second Quarter Operating Results

Revenue for the 2013 second quarter totaled $154.4 million, up 53.0 percent from $100.9 million in the second quarter 2012. Operating income for the quarter increased $2.3 million or 9.8 percent over the prior year second quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2012-2013 academic year. Income from continuing operations decreased by $4.9 million or 45.4 percent over the prior year second quarter primarily due to an increase in interest expense related to loans assumed in connection with 2012 property acquisitions and our recent $400 million offering of senior unsecured notes. FFO for the 2013 second quarter totaled $55.6 million, or $0.52 per fully diluted share, as compared to $36.6 million, or $0.48 per fully diluted share for the same quarter in 2012. FFOM for the 2013 second quarter was $56.3 million, or $0.53 per fully diluted share as compared to $37.2 million, or $0.49 per fully diluted share for the same quarter in 2012. A reconciliation of FFO and FFOM to net income is shown in Table 3.

Portfolio Update

As of July 19, 2013, the company’s same store wholly-owned portfolio was 98.3 percent applied for and 90.8 percent leased for the upcoming academic year compared to 97.9 percent applied for and 91.8 percent leased for the same date prior year, with a 1.1 percent current rental rate increase projected over the in-place rent.

Developments

Owned

The company is progressing on the construction of its $516.3 million owned development pipeline with expected deliveries in Fall 2013 and 2014. The developments are all core Class A assets pedestrian to campus in their respective markets. The seven new owned development projects scheduled to open Fall 2013 totaling $305.4 million are preleased to an average of 98.2 percent for the upcoming academic year as of July 19, 2013.

The company commenced construction on the first phase of Stanworth Commons, a faculty and staff housing project for Princeton University structured via the ACE program. The project will open in a phased delivery with 127 units slated for summer 2014, followed by 198 units with occupancy expected to begin in the latter half of 2015, for a total project cost of approximately $78.3 million.

Construction commenced on the second phase of U Club on Frey, a $25.3 million owned off-campus community located 0.35 miles from the Kennesaw State University campus. The 408-bed community is scheduled for completion in August 2014 and is an expansion of the highly successful phase one U Club on Frey development, which is currently 99.1 percent preleased for Fall 2013.

Subsequent to the end of the quarter, construction commenced on the $37.5 million owned on-campus ACE project at Texas A&M University. The community will offer 784 beds through a mix of four bedroom/four bathroom flat units and four bedroom/four and one-half bathroom townhome units. The property will also include an 8,500 square-foot community center, a one-to-one parking ratio, popular outdoor amenities, and is targeting delivery in August 2014.

The company commenced construction subsequent to quarter end on a 567-bed, on-campus participating property project with West Virginia University. The community is targeted for delivery in Fall 2014 and will generate third-party development fees of approximately $2.4 million during construction followed by a 50/50 cash flow sharing arrangement initiating at delivery and continuing for an initial term of 40 years with two 10-year extension options.

Capital Markets

On April 2, the company issued $400 million of senior unsecured notes under its existing shelf registration. These 10-year notes were issued at 99.659 percent of par value with a coupon of 3.750 percent and a yield of 3.791 percent, and are fully and unconditionally guaranteed by the company. Interest on the notes is payable semi-annually on April 15 and October 15, with the first payment beginning on October 15, 2013. The notes will mature on April 15, 2023. Moody’s and S&P rated the notes Baa3 and BBB-, respectively, and Moody’s revised the company’s rating outlook to positive from stable. Net proceeds from the transaction totaled $394.4 million and were used to repay the outstanding balance of the company’s revolving credit facility, repay maturing mortgage debt, and fund the current development pipeline.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the second quarter.

2013 Outlook

The company is updating its 2013 outlook primarily to reflect the impact of the following items as compared to management’s initial 2013 outlook: (1) dispositions totaling $157 million that have closed, or are expected to close this month, resulting in the loss of $5.5 million in anticipated net operating income for 2013 without offsetting closed acquisitions in 2013 to date; (2) additional annual marketing and leasing related costs of $6.5 million to stimulate leasing velocity; and (3) a decrease in initial projected rental rates from 2.1 to 1.1 percent, and a 100 basis point decrease in the midpoint of same store expected occupancy for the 2013-2014 academic year. Based upon these and other factors, management anticipates that both 2013 FFO and FFOM will be in the range of $2.20 to $2.26 per fully diluted share.

All guidance is based on the current expectations and judgment of the company's management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2013, and other assumptions utilized, is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2013 outlook on Wednesday, July 24, 2013 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 8361759, and participants outside the U.S. may dial 412-317-6061 passcode 8361759 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until August 1, 2013 by dialing 877-344-7529 or 412-317-0088 conference number 10030508. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment and other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 161 student housing properties containing approximately 98,500 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 194 properties with approximately 123,700 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2013	December 31, 2012
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$4,867,882	$4,871,376
Wholly-owned properties held for sale	114,940	-
On-campus participating properties, net	55,698	57,346
Investments in real estate, net	5,038,520	4,928,722

Cash and cash equivalents	25,541	21,454
Restricted cash	39,331	36,790
Student contracts receivable, net	8,323	14,122
Other assets	179,930	117,874

Total assets	$5,291,645	$5,118,962

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,500,412	$1,509,105
Unsecured notes	398,664	-
Unsecured term loan	350,000	350,000
Unsecured revolving credit facility	97,200	258,000
Secured agency facility	104,000	104,000
Accounts payable and accrued expenses	49,635	56,046
Other liabilities	95,536	107,223
Total liabilities	2,595,447	2,384,374

Redeemable noncontrolling interests	52,331	57,534

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	1,043
Additional paid in capital	3,006,518	3,001,520
Accumulated earnings and dividends	(391,468)	(347,521)
Accumulated other comprehensive loss	(1,047)	(6,661)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,615,046	2,648,381
Noncontrolling interests - partially owned properties	28,821	28,673
Total equity	2,643,867	2,677,054

Total liabilities and equity	$5,291,645	$5,118,962

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Wholly-owned properties	$146,814	$90,510	$300,295	$184,076
On-campus participating properties	4,703	4,712	12,805	12,679
Third-party development services	555	3,866	1,034	5,960
Third-party management services	1,924	1,638	3,633	3,396
Resident services	432	185	1,029	528
Total revenues	154,428	100,911	318,796	206,639

Operating expenses
Wholly-owned properties	69,595	42,903	136,245	84,488
On-campus participating properties	2,929	2,801	5,433	5,296
Third-party development and management services	2,422	2,626	4,728	5,411
General and administrative	4,626	4,638	8,432	8,178
Depreciation and amortization	47,477	23,266	93,387	46,435
Ground/facility leases	1,160	804	2,363	1,768
Total operating expenses	128,209	77,038	250,588	151,576

Operating income	26,219	23,873	68,208	55,063

Nonoperating income and (expenses)
Interest income	947	413	1,373	927
Interest expense	(19,603)	(12,368)	(37,244)	(25,213)
Amortization of deferred financing costs	(1,416)	(967)	(2,730)	(1,954)
Income from unconsolidated joint ventures	-	-	-	444
Other nonoperating income	-	-	(2,800)	(122)
Total nonoperating expenses	(20,072)	(12,922)	(41,401)	(25,918)

Income before income taxes and discontinued operations	6,147	10,951	26,807	29,145
Income tax provision	(255)	(156)	(510)	(312)
Income from continuing operations	5,892	10,795	26,297	28,833

Discontinued operations
Income attributable to discontinued operations	2,774	2,129	4,750	4,896
Gain from disposition of real estate	-	83	-	83
Total discontinued operations	2,774	2,212	4,750	4,979

Net income	8,666	13,007	31,047	33,812
Net income attributable to noncontrolling interests	(617)	(679)	(1,408)	(1,458)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$8,049	$12,328	$29,639	$32,354

Other comprehensive income (loss)
Change in fair value of interest rate swaps	4,801	(5,209)	5,614	(1,805)
Comprehensive income	$12,850	$7,119	$35,253	$30,549

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.07	$0.16	$0.28	$0.43
Diluted	$0.07	$0.16	$0.28	$0.42

Weighted-average common shares outstanding
Basic	104,779,159	74,718,934	104,738,522	74,467,893
Diluted	105,390,682	75,305,780	105,377,793	75,085,040

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to American Campus Communities, Inc. and Subsidiaries[1]	$8,049	$12,328	$29,639	$32,354
Noncontrolling interests[2]	235	287	617	669
Gain from disposition of real estate	-	(83)	-	(83)
Income from unconsolidated joint ventures	-	-	-	(444)
FFO from unconsolidated joint ventures[3]	-	-	-	429
Real estate related depreciation and amortization	47,269	24,074	93,799	48,079

Funds from operations (“FFO”)	55,553	36,606	124,055	81,004

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,159	1,044	(1,495)	(1,454)
Amortization of investment in on-campus participating properties	(1,182)	(1,159)	(2,356)	(2,314)
	55,530	36,491	120,204	77,236

Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[4]	520	523	1,059	1,073
Management fees	214	216	590	578
Impact of on-campus participating properties	734	739	1,649	1,651
Non-cash litigation settlement expense[5]	-	-	2,800	-
Elimination of gain on debt restructuring -
unconsolidated joint venture[6]	-	-	-	(424)
Loss on remeasurement of equity method investment[7]	-	-	-	122
Funds from operations-modified ("FFOM”)	$56,264	$37,230	$124,653	$78,585

FFO per share – diluted	$0.52	$0.48	$1.16	$1.06

FFOM per share – diluted	$0.53	$0.49	$1.17	$1.03

Weighted average common shares outstanding – diluted	106,637,886	76,283,442	106,624,997	76,080,653

1. Net income for the three and six months ended June 30, 2012 includes $1.3 million and $1.4 million, respectively, of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.

2. Excludes $0.4 million and $0.8 million for the three and six months ended June 30, 2013, respectively, and $0.4 million and $0.8 million for the three and six months ended June 30, 2012, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property.

3. Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.

4. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

5. On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.

6. In connection with our purchase of University Heights from Fund II (see Note 3), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff. Our 10% share of such gain is reflected above as an adjustment to FFOM.

7. Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

Table 4
American Campus Communities, Inc. and Subsidiaries
2013 Outlook[1]
(unaudited, dollars in thousands, except share and per share data)

	Low	High
Net income	$52,800	$58,500
Noncontrolling interests	950	1,100
Depreciation and amortization	181,500	181,500
Funds from operations (“FFO”)	235,250	241,100

Elimination of operations from on-campus participating properties	(8,100)	(8,100)
Non-cash litigation settlement expense	2,800	2,800
Modifications to reflect operational performance of on-campus participating properties	4,300	5,000
Funds from operations – modified (“FFOM”)	$234,250	$240,800

Weighted average common shares outstanding – diluted	106,700,000	106,700,000

Net income per share – diluted	$0.49	$0.55

FFO per share – diluted	$2.20	$2.26

FFOM per share – diluted	$2.20	$2.26

1. Additional assumptions include: (1) the company will achieve property level net operating income (NOI) of $333.0 million to $338.8 million, which includes $2.5 million of additional maintenance and asset integration costs from our previous outlook; (2) same store property NOI change of (0.5)% - 1.5% with projected occupancy of 95.5% to 98.5%; (3) an additional $30 million of property dispositions at the low end of our outlook; (4) mid-point interest expense, excluding our on-campus participating properties, of $75.5 million; (5) additional interest income of $1.9 million; and (6) the company will achieve third-party fees of $10.5 million to $11.4 million.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000